EXHIBIT 23.2
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                          INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Registration Statement of Northwest Gold, Inc. on Form S-8 of our report, dated July 28, 2003, for our audit of the financial statements of Pogo! Products, Inc. for the year ended December 31, 2002 and for the period from August 6, 2001 (inception) to December 31, 2001 (which includes an emphasis paragraph relating to an uncertainty as to the ability of Pogo! Products, Inc. to continue as a going concern) appearing in the Current Report on Form 8-K/A of Northwest Gold, Inc. filed on September 2, 2003.


s/Singer Lewak Greenbaum & Goldstein LLP

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
September 24, 2003



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